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                                                                   Exhibit 23.7


[SNODGRASS LETTERHEAD]


                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Joint Proxy Statement/Prospectus which is part of this Pre-Effective Amendment No. 1 to Registration Statement of Sky Financial Group, Inc. on Form S-4 (Registration No. 333-63533) which incorporates by reference our report dated January 16, 1998 (relating to the consolidated financial statements of Century Financial Corporation as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997) which is incorporated by reference in Form 8-K and Form 8-K/A filed by Sky Financial Group, Inc. dated June 25, 1998.

We also consent to the reference to us under the heading "Experts" in such Joint Proxy Statement/Prospectus.


/s/ S.R. Snodgrass, A.C.

Wexford, PA
October 13, 1998